Exhibit 99.2

U S LIQUIDS INC.

2002 REVISED EARNINGS GUIDANCE

APRIL 2, 2002

(in thousands, except per share data)

TOTAL COMPANY	1Q02 (E)		2Q02 (E)		3Q02 (E)		4Q02 (E)		2002 (E)
Revenue	$46,146		$57,832		$58,557		$57,034		$219,569

Total Revenue	$46,146	100.0%	$57,832	100.0%	$58,557	100.0%	$57,034	100.0%	$219,569	100.0%
Operating Costs	34,985	75.8%	40,638	70.3%	41,910	71.6%	41,423	72.6%	158,956	72.4%

Gross Profit	$11,161	24.2%	$17,194	29.7%	$16,647	28.4%	$15,611	27.4%	$60,613	27.6%
Depreciation and Amortization	4,013	8.7%	3,788	6.6%	3,767	6.4%	3,835	6.7%	15,403	7.0%
SG&A	6,383	13.8%	6,884	11.9%	6,817	11.6%	6,735	11.8%	26,819	12.2%

EBIT	$765	1.7%	$6,522	11.3%	$6,063	10.4%	$5,041	8.8%	$18,391	8.4%
Net Interest Expense	1,759	3.8%	2,394	4.1%	2,561	4.4%	2,828	5.0%	9,542	4.3%
Other Income	(45)	-0.1%	(45)	-0.1%	(45)	-0.1%	(37)	-0.1%	(172)	-0.1%

Pre-tax Income	$(949)	-2.1%	$4,173	7.2%	$3,547	6.1%	$2,250	3.9%	$9,021	4.1%
Taxes	(427)	-0.9%	1,878	3.2%	1,596	2.7%	1,013	1.8%	4,060	1.8%

Net Income	$(522)	-1.1%	$2,295	4.0%	$1,951	3.3%	$1,237	2.2%	$4,961	2.3%

EARNINGS PER SHARE	$(0.03)		$0.14		$0.12		$0.07		$0.29

Shares Outstanding	15,888		16,835		16,927		16,937		16,875

EBITDA	$4,823	10.5%	$10,355	17.9%	$9,875	16.9%	$8,913	15.6%	$33,966	15.5%

NOTE:  The numbers above do not include the approximate goodwill impairment of $91.0 million to be recorded in Q1 2002.

This release includes forward-looking financial projections.  The Company’s business and prospects are subject to risks and uncertainties, any of which could cause actual results to differ materially from expected results; including, among other things, the outcome of litigation or administrative proceedings, obtaining or maintaining of governmental permits and approvals required for the operation of its facilities and changes in the laws and regulations governing the Company’s operations.  These and other risks and uncertainties are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company’s subsequent SEC filings.